Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 21, 2017, is by and among HealthCare Ventures IX, L.P., HealthCare Partners IX, L.P., HealthCare Partners IX, LLC, Christopher K. Mirabelli, Ph.D., Augustine Lawlor and Douglas E. Onsi (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to shares of Common Stock, $0.001 par value per share, of Leap Therapeutics, Inc. that may be beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

HEALTHCARE VENTURES IX, L.P.

By: HealthCare Partners IX, L.P., its general partner

By: HealthCare Partners IX, LLC, its general partner

By:	/s/ Augustine Lawlor
Name: Augustine Lawlor
Title: Managing Director

HEALTHCARE PARTNERS IX, L.P.

By: HealthCare Partners IX, LLC, its general partner

By:	/s/ Augustine Lawlor
Name: Augustine Lawlor
Title: Managing Director

HEALTHCARE PARTNERS IX, LLC

By:	/s/ Augustine Lawlor
Name: Augustine Lawlor
Title: Managing Director

CHRISTOPHER K. MIRABELLI, Ph.D.

By:	/s/ Christopher K. Mirabelli
Name: Christopher K. Mirabelli, Ph.D.

AUGUSTINE LAWLOR

By:	/s/ Augustine Lawlor
Name: Augustine Lawlor

DOUGLAS E. ONSI

By:	/s/ Douglas E. Onsi
Name: Douglas E. Onsi